Exhibit 99.1

Contact: Wendy Bost (Media)
 (201) 573-3382

Joe Fimbianti (Analysts)
(201) 573-3113

Ingersoll Rand Announces Record Earnings and Revenues for 2006 Second Quarter;
Earnings Increased by 14% to $0.95 per Share

•	Revenues increased by 10% to $3,042 million in the second quarter.
•	Diluted earnings per share increased by 14% for the 2006 second quarter.
•	Full year EPS forecast increased to $3.45 to $3.55.

Hamilton, Bermuda, July 28, 2006 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial company, today announced record earnings and revenues for the second quarter of 2006.

The company reported net earnings of $313.5 million, or diluted earnings per share (EPS) of $0.95, for the second quarter of 2006. Second-quarter net earnings included $322.0 million, or EPS of $0.97, from continuing operations, as well as $8.5 million of costs, or EPS of $(0.02), from discontinued operations, which represents retained costs of divested businesses. Reported second-quarter EPS increased by 14% compared with 2005, and EPS from continuing operations also increased by 14%.

Net earnings for the 2005 second quarter of $285.4 million, or EPS of $0.83, included $0.85 from continuing operations and $6.4 million of costs, or $(0.02), for discontinued operations.

“We continue to demonstrate strong growth and operational improvement across our global businesses,” said Herbert L. Henkel, chairman, president and chief executive officer. “This progress is the direct result of a successful portfolio transformation, as well as an ongoing transformation of our operating culture.

“As opposed to the capital-intense, heavy-machinery profile of our past, today’s Ingersoll Rand is a multi-brand commercial products manufacturer serving customers in diverse global markets. Our industry-leading businesses continue to prove their manufacturing excellence, product innovation and operational efficiency, which combine to deliver customer pleasing solutions. Our ability to leverage the enterprise has enabled us to significantly offset materials price increases, and our focus on building a ‘one Ingersoll Rand’ culture is creating new pathways for sharing knowledge, best practices and resources for the benefit of the global enterprise. Ingersoll Rand is a different, and better, company today, and is poised to generate greater progress and value for customers, employees and shareholders for the future.”

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Additional Highlights for the 2006 Second Quarter

Revenues: The company’s revenues increased by 10% to $3,041.9 million compared with revenues of $2,759.5 million for the 2005 second quarter. Second quarter revenues increased in all business segments and geographical markets compared with 2005.

Total recurring revenues, which include revenues from parts, service, rental, attachments and used equipment, increased by 11% compared with the second quarter of 2005, and accounted for 20% of total revenues.

Operating Income and Margins: Operating income of $416.5 million for the second quarter of 2006 increased by 10% compared with the second quarter of 2005. Second-quarter operating margins of 13.7% were consistent with 13.7% last year.

Interest and Other Expense: Interest expense was $30.4 million for the second quarter of 2006, compared with $37.7 million in the 2005 second quarter. Other expense totaled $1.2 million for the second quarter, compared with $10.2 million in income for the second quarter of 2005. The year-over-year difference is attributable to foreign exchange losses in 2006 compared to foreign exchange gains in 2005, and increased minority interest expense in 2006.

Taxes: The company’s effective tax rate for continuing operations for the second quarter of 2006 was 16.3%, compared to 17.0% in the second quarter of 2005.

Options Expense: In the first quarter of 2006 the company adopted FAS 123(R), which requires the expensing of stock options. Total pre-tax options expense for the second quarter was $3.4 million, or EPS of $(0.01). Total pre-tax expense for the year should approximate $16 million, or EPS of $(0.03).

Second-quarter Business Review

The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies, and Security Technologies.

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Climate Control Technologies provides solutions for customers that transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the segment of $798 million increased by approximately 10% compared with the second quarter of 2005. Second-quarter 2006 operating margins were 11.1%, compared with 11.5% in the 2005 second quarter. Higher volumes and improved pricing were offset by material inflation and inventory adjustment costs.

Revenue from North American operations increased by approximately 13% compared with last year. Transport refrigeration revenues expanded compared to last year, bolstered by sales of the TriPac® auxiliary power unit. Stationary refrigeration revenue also expanded from increased display case shipments and higher revenue from the service and installation business.

Revenue from international operations increased by 4%. European revenues increased compared with last year primarily driven by improvements in the trailer business. Asian revenues declined, mainly due to lower bus air conditioning sales in China.

The Compact Vehicle Technologies segment includes Bobcat® compact equipment and Club Car® golf cars and utility vehicles. Total revenues increased by approximately 9% to $789 million compared with $727 million in the 2005 second quarter. Operating margins improved to 17.4%, compared with 16.1% in the second quarter of 2005.

Bobcat revenues increased by 7% compared with last year, due to increased sales of tracked vehicles and mini-excavators in North America and improving compact equipment markets in Europe. Higher parts and attachment shipments also drove revenue gains compared to 2005. Bobcat margins improved, reflecting volume gains and the benefits of pricing actions and productivity initiatives, partially offset by higher material and transportation costs.

Club Car revenues increased by 14% compared with the second quarter of 2005, primarily reflecting market share gains in golf cars and higher sales of transport and utility vehicles. Margins also improved compared with last year.

Construction Technologies includes Ingersoll Rand® road pavers, compactors, portable power products and general-purpose construction equipment. Revenues increased by 13% to $389 million compared with the second quarter of 2005, due to ongoing strength in the markets for Road Development and Utility Equipment and the growing Attachment business. Operating margins improved to 13.8% compared with 12.2% in the second quarter of 2005 due to higher volumes, favorable product mix, higher prices and operating improvements, partially offset by higher material costs.

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Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid handling and energy generation systems. Total revenues in the second quarter increased by approximately 12% to $483 million. Strength in worldwide industrial markets continued to benefit Air Solutions with improved activity in all major geographic regions. Productivity Solutions revenue also increased as a result of expanding activity in traditional industrial and fluid handling markets. Second-quarter operating margins were 13.0% compared with 13.7% in 2005 as higher volumes, pricing and productivity savings were offset by higher material costs, unfavorable product mix and the impact of a four-week work stoppage at an air compressor facility in India.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Second-quarter revenues increased by 10% to $583 million, led by strong commercial and institutional market growth in all major geographical regions. Operating margins were 16.8% compared with 17.9% in 2005. Margin improvements from commercial and institutional volume and productivity gains were offset by significant cost increases for nonferrous metals and increased investment spending for new product launches.

Balance Sheet

Total debt at the end of the second quarter was $1,639 million. The debt-to-capital ratio was 21.1% at the end of the second quarter, compared with 27.9% at the end of the second quarter of 2005. During the second quarter of 2006, the company purchased approximately 5 million shares of Ingersoll Rand stock for $220 million under a $2 billion stock repurchase program. Additionally, approximately 2.5 million shares of stock have been purchased in July for $100 million. Approximately $610 million remains available for future share purchases under the program. The company is targeting to invest $800 million to purchase shares for full-year 2006.

2006 Outlook

“Activity in most of Ingersoll Rand’s major end markets remained strong during the second quarter,” said Henkel. “Second-quarter orders for the total company increased by approximately 14% compared with 2005. Based on our projected order pattern and current expectations for material cost inflation, we expect third-quarter 2006 earnings of $0.82 to $0.87 per share,” said Henkel. “Earnings from continuing operations are expected to be $0.85 to $0.90 per share, with discontinued operations at 3 cents of costs. These forecasts reflect a 13% to 20% EPS improvement in continuing operations compared with third-quarter 2005. Second half revenues are expected to increase by 6% to 8% compared with 2005. The tax rate for the balance of 2006 is expected to be 16.7%.

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“We had a strong start in the first half of the year and we expect record revenues and earnings for 2006,” said Henkel. “Full-year 2006 revenue growth should approximate 8% to 9% compared with 2005. We are increasing the forecast for full-year EPS to a range of $3.45 to $3.55 per share. Earnings from continuing operations are expected to be $3.57 to $3.67 per share, with discontinued operations at 12 cents of costs. These forecasts represent a 16% to 19% EPS increase in continuing operations, compared with 2005. Our available cash flow* forecast for 2006 remains in the range of $850 to $900 million.”

*Available cash flow is equal to cash flow from operating activities and discontinued operations, excluding voluntary pension contributions, minus capital expenditures.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 135-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to create progress. For more information, visit www.ingersollrand.com.

This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, its report on Form 10-Q for the quarterly period ended March 31, 2006.

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7/28/06

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Second Quarter and Six Months
(In millions, except per share amounts)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues	$3,041.9	$2,759.5	$5,752.9	$5,218.3

Cost of goods sold	2,215.4	2,019.1	4,213.4	3,829.8

Selling & administrative expenses	410.0	361.3	781.9	712.5

Operating income	416.5	379.1	757.6	676.0

Interest expense	(30.4)	(37.7)	(65.2)	(74.2)

Other income / (expense)	(1.2)	10.2	2.6	17.4

Earnings before taxes	384.9	351.6	695.0	619.2

Provision for taxes	62.9	59.8	110.6	95.1

Earnings from continuing operations	322.0	291.8	584.4	524.1

Discontinued operations, net of tax	(8.5)	(6.4)	(17.7)	(15.6)

Net earnings	$313.5	$285.4	$566.7	$508.5

Basic earnings per share
Continuing operations	$0.98	$0.86	$1.78	$1.53
Discontinued operations	$(0.02)	(0.02)	(0.05)	(0.04)
	$0.96	$0.84	$1.73	$1.49

Diluted earnings per share
Continuing operations	$0.97	$0.85	$1.76	$1.52
Discontinued operations	$(0.02)	(0.02)	(0.05)	(0.05)
	$0.95	$0.83	$1.71	$1.47

Weighted-average number of common
shares outstanding:
Basic	327.1	338.7	327.9	341.6
Diluted	330.8	342.2	331.5	345.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Second Quarter and Six Months
(In millions, except percentages)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Climate Control Technologies
Revenues	$798.0	$728.0	$1,481.6	$1,367.4
Operating income	88.4	83.7	157.6	143.9
and as a % of revenues	11.1%	11.5%	10.6%	10.5%

Compact Vehicle Technologies
Revenues	789.2	726.7	1,523.7	1,387.3
Operating income	137.1	117.2	258.3	225.7
and as a % of revenues	17.4%	16.1%	17.0%	16.3%

Construction Technologies
Revenues	388.5	343.1	717.5	612.6
Operating income	53.5	41.8	92.1	67.5
and as a % of revenues	13.8%	12.2%	12.8%	11.0%

Industrial Technologies
Revenues	483.3	432.2	922.4	835.7
Operating income	63.0	59.1	121.2	106.4
and as a % of revenues	13.0%	13.7%	13.1%	12.7%

Security Technologies
Revenues	582.9	529.5	1,107.7	1,015.3
Operating income	98.0	94.9	177.6	163.9
and as a % of revenues	16.8%	17.9%	16.0%	16.1%

Total
Revenues	$3,041.9	$2,759.5	$5,752.9	$5,218.3
Operating income	440.0	396.7	806.8	707.4
and as a % of revenues	14.5%	14.4%	14.0%	13.6%

Unallocated corporate expense	(23.5)	(17.6)	(49.2)	(31.4)

Consolidated operating income	$416.5	$379.1	$757.6	$676.0
and as a % of revenues	13.7%	13.7%	13.2%	13.0%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$258.7	$880.6
Marketable securities	0.6	156.5
Accounts and notes receivable, net	2,071.6	1,679.0
Inventories	1,297.7	1,128.8
Prepaid expenses and deferred income taxes	402.7	403.3
Total current assets	4,031.3	4,248.2

Property, plant and equipment, net	1,202.6	1,157.5
Goodwill	4,522.0	4,433.4
Intangible assets, net	719.3	717.0
Other assets	1,283.5	1,200.3
Total assets	$11,758.7	$11,756.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$932.7	$812.5
Accrued compensation and benefits	398.9	401.4
Accrued expenses and other current liabilities	1,122.2	1,053.1
Current maturities of long-term debt and loans payable	467.5	932.7
Total current liabilities	2,921.3	3,199.7

Long-term debt	1,171.4	1,184.3
Post-employment and other benefits	1,002.0	1,000.9
Other noncurrent liabilities	603.0	609.5
	5,697.7	5,994.4
Shareholders' equity:
Class A common shares	324.8	330.7
Other shareholders' equity	5,735.5	5,558.9
Accumulated other comprehensive income / (loss)	0.7	(127.6)
Total shareholders' equity	6,061.0	5,762.0
Total liabilities and equity	$11,758.7	$11,756.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION